UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2001

Penn Virginia Corporation
(Exact name of registrant as specified in its charter)

Virginia (Name or other jurisdiction of incorporation)	0-753 (Commission File Number)	23-1184320 (IRS Employer Identification No.)

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code (610) 687-8900

Item 9. Regulation FD Disclosure.

On April 25, 2001, Registrant issued the following press release:

Penn Virginia Corporation

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

www.pennva.com

FOR IMMEDIATE RELEASE

Contact: James O. Idiaquez, Executive Vice President and Chief Financial Officer of Penn Virginia Corporation, 281-966-3861, fax 281-966-3870.

Penn Virginia Reports Record First Quarter On Improved Natural Gas and Coal Royalty Operations

RADNOR, PA, April 25, 2001 -- Penn Virginia Corporation (NYSE: PVA) today reported first quarter 2001 net income of $10.7 million or $1.22 per share (diluted), more than double the $5.3 million or $0.65 per share (diluted) reported in the first quarter of 2000. First quarter 2001 revenues of $27.1 million were 63 percent above year earlier revenues of $16.6 million. Cash flow from operations (before changes in working capital) rose 113 percent to $17.8 million or $2.04 per share (diluted). Revenues, cash flow and earnings (excluding gains on asset sales) were at record quarterly levels. These increases were largely due to improved natural gas prices in addition to increased natural gas production and revenues from coal royalties.

Oil and gas production during the first quarter of 2001 was 2,781 million cubic feet equivalent (MMcfe), 10 percent above the first quarter 2000 level, despite the December 2000 sale of properties that produced approximately 700 MMcfe in last year's first quarter. The average natural gas price received by Penn Virginia during the first quarter of 2001 was $6.17 per Mcf compared to $2.84 per Mcf a year ago. During the first quarter of 2001, Penn Virginia participated in the drilling of 37 gross (29.9 net) wells compared to 10 gross (5.7 net) wells in the first quarter of 2000. The majority of the wells drilled in the first quarter were in the Company's Gwinville field where Penn Virginia drilled 17 gross wells of which 15 were producing by the end of the quarter. The Company anticipates drilling a total 55 to 60 gross wells in Gwinville this year.

First quarter revenues for the Coal Land Management segment were $9.7 million in 2001 compared to $8.5 million in 2000, an increase of 14 percent. First quarter operating income for this segment was $7.3 million in 2001 compared with $6.4 million in 2000, an increase of 13 percent. Lessee production of coal on Penn Virginia lands rose 28 percent during the period, from 3.0 million tons in 2000 to 3.8 million tons in 2001. Penn Virginia's lessees started operations on three new mines during the first quarter, which are a part of the organic growth remaining in the Company's existing reserve base.

The pre-tax market value of the Company's 3.3 million share holding in Norfolk Southern Corporation common stock (NYSE - NSC) was $55.4 million at March 31, 2001 compared with $44.0 million at December 31, 2000. In January 2001, NSC reduced its quarterly dividend from $0.20 per share to $0.06 per share. As a result, dividend income in the first quarter of 2001 declined to $0.2 million from $0.7 million a year earlier. As stated in the past, these holdings are not viewed as a strategic asset. As such, the Company has commenced selling its position in the stock in the second quarter.

Penn Virginia President and Chief Executive Officer, A. James Dearlove, stated, "The Company's record setting performance during the first quarter, combined with recent developments in natural gas, coal and electric power markets, continue to validate the Company's strategic growth plan. Our growing onshore U.S. natural gas operations and Appalachian coal royalty business position Penn Virginia to be a major beneficiary of the rising demand for electricity in the United States. With our strong balance sheet and cash generating capacity, we plan to continue to grow aggressively in both of these businesses."

Guidance for 2001

Penn Virginia is providing the following guidance regarding the financial and operational expectations for the Company for the year 2001.

Penn Virginia Corporation

Guidance Estimates

	Second Qtr	Full Year
	2001	2001

Natural gas production (Bcf):	2.6 - 3.1	12.0 - 14.0

Coal royalties (in millions):	$6.0 - 7.5	$27.0 - 29.0

Expenses (in millions):
Operating expenses	$1.6 - 2.1	$7.0 - 9.0
Exploration expenses	$1.9 - 2.4	$9.0 - 10.0
Taxes other than income	$1.0 - 1.4	$5.0 - 6.0
General and administrative	$3.0 - 3.5	$12.0 - 13.0
Depreciation and depletion	$3.2 - 3.7	$14.5 - 15.5

Income tax rate	35%	35%

Capital expenditures (in millions):
Development drilling	$6.0 - 6.5	$23.0 - 25.0
Exploratory drilling	$2.0 - 3.0	$16.5 - 18.5
Seismic	$0.2 - 0.5	$2.0 - 2.5
Lease acquisitions and field projects	$1.8 - 2.2	$3.0 - 4.0
Coal land management projects	$0.1 - 0.3	$2.5 - 3.0

From April through October 2001, the Company has in place a basis hedge and costless collar with a floor of $4.95 per Mcf and a ceiling of $7.16 per Mcf on 4,854 Mcf/d. In addition, for the same period the Company has basis hedges in place for an additional 3,883 Mcf/d at $0.33 per Mcf.

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

Penn Virginia Corporation is an energy company engaged primarily in the exploration, development and production of oil and gas, leasing of mineral rights and collection of royalties. Penn Virginia is headquartered in Radnor, PA.

* * * *

This release includes forward-looking statements within the meaning of the federal securities laws with respect to development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of coal mining or oil and gas production, projected quantities of future oil and gas production by Penn Virginia, projected quantities of future coal production by the Company's lessees producing coal from reserves leased from Penn Virginia, costs and expenditures, as well as projected demand or supply for coal and oil and gas, which will affect sales levels, prices and royalties realized by Penn Virginia. Certain factors discussed herein and in the Company's filings with the Securities and Exchange Commission could cause actual results to differ from those in these forward-looking statements, and reference is made to such filings.

OPERATIONS SUMMARY

	Three Months ended March 31,
	2001	2000
Production
Natural gas (MMcf)	2,763	2,497
Oil and condensate (MBbls)	3	7
Coal tons (000)	3,835	2,995
Timber (Mbf)	1,850	1,858

Prices
Natural gas ($/Mcf)	$6.17	$2.84
Oil and condensate ($/Bbl)	$27.33	$26.43
Coal royalties ($/ton)	$1.91	$1.97
Timber ($/Mbf)	$159	$270

CONSOLIDATED STATEMENT OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months ended March 31,
	2001	2000
Revenues
Natural gas	$17,041	$7,089
Oil and condensate	82	185
Coal royalties	7,333	5,915
Timber	361	532
Dividends	198	661
Other	2,079	2,192
	27,094	16,574
Expenses
Operating expenses	1,779	1,703
Exploration and development	707	524
Taxes other than income	1,377	913
General and administrative	3,036	2,596
Depreciation, depletion and amortization	3,287	2,565
	10,186	8,301

Operating Income	16,908	8,273

Other Income (Expense)
Interest expense	(807)	(1,499)
Other	414	454
Income before income tax	16,515	7,228
Income tax expense	5,805	1,885
Net income	$10,710	$5,343

Net income per share, basic	$1.25	$0.65
Net income per share, diluted	$1.22	$0.65

Weighted average shares outstanding, basic	8,549	8,222
Weighted average shares outstanding, diluted	8,755	8,222

CONSOLIDATED BALANCE SHEET
(in thousands)

	March 31,	December 31,
	2001	2000
	(unaudited)
Assets
Current assets	$13,602	$15,294
Investments	55,454	44,080
Net property, plant & equipment	208,904	205,116
Other assets, including long-term notes	4,094	4,276
Total assets	$282,054	$268,766

Liabilities and Shareholders' Equity
Current liabilities	$17,299	$17,935
Long-term debt	31,500	47,500
Other liabilities and deferred taxes	38,581	32,169
Shareholders' equity*	194,674	171,162
Total liabilities and shareholders' equity	$282,054	$268,766

* Includes unrealized gain on investments, net of tax of $34,199 and $26,806 in 2001 and 2000, respectively.

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months ended March 31,
	2001	2000
Operating Activities
Net income	$10,710	$5,343
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	3,287	2,565
Gain on sale of property and equipment	(27)	(98)
Deferred income taxes	2,183	558
Dry hole and unproved leasehold expense	110	-
Tax benefit from exercise of stock options	1,568	-
Other	48	30
	17,879	8,398
Changes in operating assets and liabilities	(1,958)	485
Net cash provided by operating activities	15,921	8,883

Investing activities
Proceeds from sale of property and equipment	65	100
Proceeds from notes receivable	245	214
Capital expenditures	(7,224)	(3,001)
Net cash provided by (used in) investing activities	(6,914)	(2,687)

Financing Activities
Dividends paid	(1,935)	(1,848)
Proceeds (repayment) of borrowings	(13,425)	(6)
Purchase of treasury stock	-	(5,056)
Issuance of stock	5,637	57
Net cash used in financing activities	(9,723)	(6,853)

Net increase in cash and cash equivalents	(716)	(657)
Cash and cash equivalents-beginning balance	735	657
Cash and cash equivalents-ending balance	$19	$-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2001	Penn Virginia Corporation
_____________________________
By: /s/ Nancy M. Snyder Vice President